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                           [POLK AUDIO LETTERHEAD]


PRESS RELEASE

For immediate release
Contact: George Klopfer (CEO); Jim Herd (President); Gary Davis (CFO) - 410 358 3600

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Baltimore, MD,  December 29, 1997

Polk Audio, Inc. (AMEX: PKA), a manufacturer of high-quality loudspeaker systems, announced today that it has invested $500,000 in convertible preferred securities of Genesis Technologies, Inc. of Eagle, Colorado ("Genesis"). As part of the same transaction Polk has also obtained a 3 year option to purchase the entire business of Genesis.

Genesis is a manufacturer of high-end audiophile-oriented loudspeaker systems and digital electronics. The principals of Genesis are Arnie Nudell, Paul McGowan and Mark Schifter, all industry veterans with many decades' experience between them.

Commenting on this development, Polk Audio's CEO George Klopfer observed:

"This investment cements a closer relationship between Polk and Genesis. Already our business dealings with Genesis, involving our cooperation in creating the Eosone line of products sold through Best Buy Company, have produced valuable benefits for both companies. In the meantime we note that sales of Genesis' own line of products have grown at a very satisfying rate in the last year or two. Accordingly we are pleased to be able to provide this additional financing to them to enable them to continue their recent growth. Genesis has been able to firmly establish for itself an enviable reputation among the most knowledgeable and affluent buyers of audio products around the world, for designing and building the very best, no-holds-barred, reference-class products available in the market today. For the future we have identified some additional areas of common interest where we may be able to cooperate to our mutual further profit."

This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of Polk and its management. Prospective investors are cautioned that any such forward-looking statements are not guaranties of future performance and involve a number of risks and uncertainties, that include, among others, the possibility that Genesis may not achieve the operating results predicted. Polk assumes no obligation to update the information contained in this Press Release, whether as a result of new information, future events or otherwise.

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                           [POLK AUDIO LETTERHEAD]



PRESS RELEASE

For Immediate Release
Contact: George Klopfer, CEO  (410) 358 3600


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Baltimore, MD, December 29, 1997

Polk Audio (AMEX: PKA), a manufacturer of high-quality speaker systems, announced today that it has appointed Dennis Shaughnessy to its Board of Directors. Mr Shaughnessy will serve as an interim appointee until the next Annual Meeting at which time it is expected that he will be nominated to a full term.

Mr Shaughnessy is a partner at Grotech Capital Group, a leading Mid-Atlantic venture capital firm. Prior to joining Grotech, Mr Shaughnessy was the CEO and President of CRI International, Inc., which was sold to Shell Oil in 1989.

Mr Shaughnessy is also a director of Forensic Technologies, Inc., Annapolis, MD (NASDAQ: FTIC); Secured Computing, Inc., San Jose, CA (NASDAQ: SCUR); Tessco Technologies, Inc., Hunt Valley MD (NASDAQ: TESS); and US Vision, Philadelphia PA (NASDAQ: USVI). In addition to these public company boards, Mr Shaughnessy also serves on the boards of several private companies and as a trustee of the Baltimore Museum of Art.

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